Exhibit 99.1

Index to Consolidated Financial Statements

Genworth Financial Mortgage Insurance Pty Limited

Independent Auditor’s Report

The Board of Directors and Stockholders

Genworth Financial Mortgage Insurance Pty Limited:

We have audited the accompanying consolidated balance sheets of Genworth Financial Mortgage Insurance Pty Limited as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholder’s equity, and cash flows for the years in the three year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Genworth Financial Mortgage Insurance Pty Limited as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years in the three year period ended December 31, 2009 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG

KPMG

Sydney, Australia

March 30, 2010

Genworth Financial Mortgage Insurance Pty Limited

Consolidated Statements of Income

(U.S. dollar amounts in thousands)

	Years ended December 31,
	2009	2008	2007
Revenues:
Net premium	$305,130	$314,422	$280,447
Net investment income	124,936	138,654	116,186
Net investment gains (losses)	1,851	(5,523)	(961)
Other income	1,096	3,940	2,105

Total revenues	433,013	451,493	397,777

Losses and expenses:
Net losses and loss adjustment expenses	156,552	141,657	133,841
Acquisition and operating expenses, net of deferrals	54,024	63,222	53,432
Amortization of deferred acquisition costs and intangibles	25,250	24,044	18,874

Total losses and expenses	235,826	228,923	206,147

Income before income taxes	197,187	222,570	191,630
Provision for income taxes	65,272	68,853	60,990

Net income	$131,915	$153,717	$130,640

Supplemental disclosures:
Total other-than-temporary impairments	$—	$(4,779)	$(920)
Portion of other-than-temporary impairments included in other comprehensive income (loss)	—	—	—

Net other-than-temporary impairments	—	(4,779)	(920)
Other investment gains (losses)	1,851	(744)	(41)

Total net investment gains (losses)	$1,851	$(5,523)	$(961)

See Notes to Consolidated Financial Statements

Genworth Financial Mortgage Insurance Pty Limited

Consolidated Balance Sheets

(U.S. dollar amounts in thousands, except share amounts)

	December 31,
	2009	2008
Assets
Investments:
Fixed maturity securities available-for-sale, at fair value	$2,430,035	$1,445,802
Short-term investments	51,496	40,595

Total investments	2,481,531	1,486,397

Cash and cash equivalents	215,278	408,182
Accrued investment income	34,706	21,406
Prepaid reinsurance premiums	639	715
Deferred acquisition costs	92,356	58,141
Goodwill	6,736	5,222
Related party receivables	8,082	4,251
Other assets	29,980	26,399

Total assets	$2,869,308	$2,010,713

Liabilities and stockholder’s equity
Liabilities:
Reserve for losses and loss adjustment expenses	$201,959	$137,522
Unearned premiums	1,036,745	732,132
Net deferred tax liability	4,879	10,689
Related party payables	39,852	43,626
Other liabilities and accrued expenses	52,035	34,434

Total liabilities	$1,335,470	$958,403

Stockholder’s equity:
Ordinary shares – No par value; 1,401,558,500 and 1,356,558,500 shares authorized and issued as of December 31, 2009 and 2008, respectively	—	—
Additional paid-in capital	610,149	558,925

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains on securities not other-than- temporarily impaired	3,627	26,872
Net unrealized gains on other-than-temporarily impaired securities	—	—

Net unrealized investment gains (losses)	3,627	26,872
Foreign currency translation adjustments	249,224	(71,545)

Total accumulated other comprehensive income (loss)	252,851	(44,673)
Retained earnings	670,838	538,058

Total stockholder’s equity	1,533,838	1,052,310

Total liabilities and stockholder’s equity	$2,869,308	$2,010,713

See Notes to Consolidated Financial Statements

Genworth Financial Mortgage Insurance Pty Limited

Consolidated Statements of Changes in Stockholder’s Equity

(U.S. dollar amounts in thousands)

	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total stockholder’s equity
Balances as of January 1, 2007	$304,530	$72,371	$312,508	$689,409

Comprehensive income (loss):
Net income	—	—	130,640	130,640
Net unrealized losses on investment securities	—	(26,059)	—	(26,059)
Foreign currency translation adjustments	—	105,860	—	105,860

Total comprehensive income				210,441
Dividends to stockholder	—	—	(58,807)	(58,807)
Capital contribution	244,423	—	—	244,423

Balances as of December 31, 2007	548,953	152,172	384,341	1,085,466

Comprehensive income (loss):
Net income	—	—	153,717	153,717
Net unrealized gains on investment securities	—	64,336	—	64,336
Foreign currency translation adjustments	—	(261,181)	—	(261,181)

Total comprehensive (loss)				(43,128)
Capital contribution	9,972	—	—	9,972

Balances as of December 31, 2008	558,925	(44,673)	538,058	1,052,310

Cumulative effect of change in accounting	—	(865)	865	—
Comprehensive income (loss):
Net income	—	—	131,915	131,915
Net unrealized losses on investment securities	—	(22,380)	—	(22,380)
Foreign currency translation adjustments	—	320,769	—	320,769

Total comprehensive income (loss)				430,304
Capital contribution	51,224	—	—	51,224

Balances as of December 31, 2009	$610,149	$252,851	$670,838	$1,533,838

See Notes to Consolidated Financial Statements

Genworth Financial Mortgage Insurance Pty Limited

Consolidated Statements of Cash Flows

(U.S. dollar amounts in thousands)

	Years ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net income	$131,915	$153,717	$130,640
Adjustments to reconcile net income to net cash from operating activities:
Amortization of investment discounts and premiums	(924)	(2,685)	1,982
Net investment (gains) losses	(1,851)	5,523	961
Acquisition costs deferred	(39,567)	(33,152)	(35,897)
Amortization of deferred acquisition costs and intangibles	25,250	24,044	18,874
Deferred income taxes	2,608	(3,059)	1,449
Corporate overhead allocation	12,668	19,534	11,791
Change in certain assets and liabilities:
Accrued investment income and other assets	(21,183)	41,749	(30,658)
Reserve for losses and loss adjustment expenses	19,101	14,783	35,403
Unearned premiums	79,282	18,137	133,710
Other liabilities	42,480	(52,123)	(10,117)

Net cash from operating activities	249,779	186,468	258,138

Cash flows from investing activities:
Proceeds from maturities and repayments of fixed maturity securities and short-term investments	505,441	492,685	137,473
Purchases of fixed maturity securities and short-term investments	(1,050,768)	(515,401)	(543,931)

Net cash from investing activities	(545,327)	(22,716)	(406,458)

Cash flows from financing activities:
Capital contribution received	—	4,083	234,068
Dividends paid to stockholder	—	—	(58,807)

Net cash from financing activities	—	4,083	175,261

Effect of exchange rate changes on cash and cash equivalents	102,644	(71,373)	30,365

Net change in cash and cash equivalents	(192,904)	96,462	57,306

Cash and cash equivalents at beginning of year	408,182	311,720	254,414

Cash and cash equivalents at end of year	$215,278	$408,182	$311,720

See Notes to Consolidated Financial Statements

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2009, 2008 and 2007

(1) Nature of Business and Formation of Genworth Mortgage

Genworth Financial Mortgage Insurance Pty Limited (“Genworth Mortgage” or the “Company” as appropriate) offers mortgage insurance products in Australia and New Zealand and is headquartered in Sydney, Australia. In particular, the Company offers primary mortgage insurance, known as “lenders mortgage insurance,” or LMI, and portfolio credit enhancement policies. The principal product is LMI, which is generally single premium business and provides 100% coverage of the loan amount in the event of a mortgage default.

The Company’s management has determined that the Company has one reportable operating segment, mortgage insurance.

Genworth Mortgage is a wholly-owned subsidiary of Genworth Financial Mortgage Insurance Holdings Pty Limited and was incorporated in Australia on November 10, 2003. The ultimate parent company of Genworth Mortgage is Genworth Financial, Inc. (“Genworth”). Genworth is a company incorporated in Delaware on October 23, 2003.

(2) Significant Accounting Policies

The consolidated financial statements have been prepared on the basis of U.S. generally accepted accounting principles (“U.S. GAAP”). Preparing financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

The consolidated financial statements of the Company are presented in U.S. dollars. The accompanying financial statements include Genworth Financial Mortgage Indemnity Limited and are prepared on a consolidated basis. All intercompany transactions have been eliminated in the consolidated financial statements. Certain prior year amounts have been reclassified to conform to the current year presentation. Any material subsequent events have been considered for disclosure through March 30, 2010.

a) Premiums

A single premium is usually collected and remitted to Genworth Mortgage as the mortgage insurer from prospective borrowers by the lenders at the time the loan proceeds are advanced. The proceeds are recorded to unearned premium reserves and recognized as premiums earned over the estimated policy life in accordance with the expected pattern of risk emergence. This is further described in the accounting policy for unearned premiums.

b) Net Investment Income and Net Investment Gains and Losses

Investment income is recognized when earned. Investment gains and losses are calculated on the basis of specific identification. The cost of investments for the determination of investment gains and losses is the amount paid when the security was originally purchased adjusted for amortization and accretion.

c) Other Income

Other income consists primarily of interest income from an intercompany loan and management fees for services provided by the Company for the management of insurance portfolios held by third-party insurance companies. Such services include accounting, claims management, systems maintenance, portfolio analytics and management reporting. These fees are recorded as revenue when the related service is provided.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2009, 2008 and 2007

d) Investment Securities

Investment securities have been designated as available-for-sale and are reported in the consolidated balance sheets at fair value. Values for securities are obtained from external pricing services. Changes in the fair value of available-for-sale investments, net of deferred income taxes, are reflected as unrealized investment gains or losses in a separate component of accumulated other comprehensive income (loss).

Other-Than-Temporary Impairments On Available-For-Sale Securities

As of each balance sheet date, the Company evaluates securities in an unrealized loss position for other-than-temporary impairments. For debt securities, it considers all available information relevant to the collectability of the security, including information about past events, current conditions, and reasonable and supportable forecasts, when developing the estimate of cash flows expected to be collected. Estimating the cash flows expected to be collected is a quantitative and qualitative process that incorporates information received from third-party sources along with certain internal assumptions and judgments regarding the future performance of the underlying collateral. Where possible, this data is benchmarked against third-party sources.

Prior to adoption of new accounting guidance related to the recognition and presentation of other-than-temporary impairments on April 1, 2009, the Company generally recognized an other-than-temporary impairment on debt securities in an unrealized loss position when it did not expect full recovery of value or did not have the intent and ability to hold such securities until they had fully recovered their amortized cost. The recognition of other-than-temporary impairments prior to April 1, 2009 represented the entire difference between the amortized cost and fair value with this difference being recorded in net income as an adjustment to the amortized cost of the security.

Beginning on April 1, 2009, other-than-temporary impairments on debt securities in an unrealized loss position are recognized when one of the following circumstances exists:

•	full recovery of the amortized cost is not expected based on the estimate of cash flows expected to be collected,

•	there is an intention to sell a security or

•	it is more likely than not that the Company will be required to sell a security prior to recovery.

For other-than-temporary impairments recognized during the period, the Company presents the total other-than-temporary impairments, the portion of other-than-temporary impairments included in other comprehensive income (loss) (“OCI”) and the net other-than-temporary impairments as supplemental disclosure presented on the face of the consolidated statements of income.

Total other-than-temporary impairments are calculated as the difference between the amortized cost and fair value that emerged in the current period. For other-than-temporarily impaired securities where the Company does not intend to sell the security and it is not more likely than not that it will be required to sell the security prior to recovery, total other-than-temporary impairments are adjusted by the portion of other-than-temporary impairments recognized in OCI (“non-credit”). Net other-than-temporary impairments recorded in net income (loss) represent the credit loss on the other-than-temporarily impaired securities with the offset recognized as an adjustment to the amortized cost to determine the new amortized cost basis of the securities.

For securities that were deemed to be other-than-temporarily impaired and a non-credit loss was recorded in OCI, the amount recorded as an unrealized gain (loss) represents the difference between the current fair value and the new amortized cost for each period presented. The unrealized gain (loss) on an other-than-temporarily impaired security is recorded as a separate component in OCI until the security is sold or until an other-than-temporary impairment is recorded where there is an intention to sell the security or the Company will be required to sell the security prior to recovery.

To estimate the amount of other-than-temporary impairment attributed to credit losses on debt securities where the Company does not intend to sell the security and it is not more likely than not that the Company will be required to sell the security prior to recovery, it determines the best estimate of the present value of the cash flows expected to be collected from a security by discounting these cash flows by the current effective yield on the security prior to recording any other-than-temporary

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2009, 2008 and 2007

impairment. If the present value of the discounted cash flows is lower than the amortized cost of the security, the difference between the present value and amortized cost represents the credit loss associated with the security with the remaining difference between fair value and amortized cost recorded as a non-credit other-than-temporary impairment in OCI.

The evaluation of other-than-temporary impairments is subject to risks and uncertainties and is intended to determine the appropriate amount and timing for recognizing an impairment charge. The assessment of whether such impairment has occurred is based on the Company’s best estimate of the cash flows expected to be collected at the individual security level. Regular monitoring of investment portfolio is undertaken to ensure that securities that may be other-than-temporarily impaired are identified in a timely manner and that any impairment charge is recognized in the proper period.

e) Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company holds fixed maturity securities and certain other financial instruments, which are carried at fair value.

Fair value measurements are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect management’s view of market assumptions in the absence of observable market information. Valuation techniques are utilized that maximize the use of observable inputs and minimize the use of unobservable inputs. All assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

•	Level 1—Quoted prices for identical instruments in active markets.

•

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3—Instruments whose significant value drivers are unobservable.

Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as actively traded mutual fund investments.

Level 2 includes those financial instruments that are valued by using industry-standard pricing methodologies, models or other valuation methodologies. These models are primarily industry-standard models that consider various inputs, such as interest rate, credit spread and foreign exchange rates for the underlying financial instruments. All significant inputs are observable, or derived from observable, information in the marketplace or are supported by observable levels at which transactions are executed in the marketplace. Financial instruments in this category primarily include: certain public and private corporate fixed maturity securities; government or agency securities; and certain asset-backed securities.

Level 3 is comprised of financial instruments whose fair value is estimated based on industry-standard pricing methodologies and internally developed models utilizing significant inputs not based on, nor corroborated by, readily available market information. In limited instances, this category may also utilize non-binding broker quotes. This category primarily consists of certain less liquid fixed maturity securities where management cannot corroborate the significant valuation inputs with market observable data.

As of each reporting period, all assets and liabilities recorded at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability, such as the relative impact on the fair value as a result of including a particular input. The fair value hierarchy classifications are reviewed each reporting period.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2009, 2008 and 2007

The Company’s fixed maturity securities primarily use Level 2 inputs for the determination of fair value. These fair values are obtained from industry-standard pricing methodologies based on market observable information.

f) Cash and Cash Equivalents

Certificates of deposit, money market funds and other time deposits with original maturities of 90 days or less are considered cash equivalents in the consolidated balance sheets and statements of cash flows. Items with maturities greater than 90 days but less than one year at the time of acquisition are short-term investments and are included as part of fixed maturity securities.

g) Deferred Acquisition Costs (“DAC”)

Acquisition costs include costs which vary with and are primarily related to the acquisition of insurance. Acquisition costs include those costs incurred in the acquisition, underwriting and processing of new business including solicitation and printing costs, sales material and, some support costs such as underwriting and contract and policy issuance expenses. Amortization of these costs relating to each underwriting year is charged against revenue over time in accordance with the expected pattern of risk emergence.

The Company reviews all assumptions underlying DAC and tests DAC for recoverability annually. All the policies written by the Company are single premium. If the balance of unearned premiums plus interest is less than the current estimate of future losses and expenses (including any unamortized DAC), a charge to income is recorded for additional DAC amortization. For the years ended December 31, 2009, 2008 and 2007, no charges to income were recorded as a result of DAC recoverability testing.

h) Goodwill

Goodwill is not amortized but is tested for impairment at least annually using a fair value approach, which requires the use of estimates and judgment at the reporting unit level. The Company’s single operating segment is also the reporting unit for goodwill impairment testing. An impairment charge is recognized for any amount by which the carrying amount of a reporting unit’s goodwill exceeds its fair value. Discounted cash flows are used to establish fair values. For the years ended December 31, 2009, 2008 and 2007, no charges were recorded as a result of goodwill impairment testing.

i) Intangible Assets

Present Value of Future Profits. In conjunction with the acquisition of Vero Lenders Mortgage Insurance Limited in 2006, $1 million was assigned to the right to receive future gross profits arising from existing insurance contracts. This intangible asset, called PVFP, represents the estimated present value of future cash flows from the acquired policies. PVFP is amortized in a manner similar to the amortization of DAC. PVFP is classified as other assets in the consolidated balance sheets.

The Company regularly reviews all of these assumptions and periodically tests PVFP for recoverability. If the unearned premiums plus interest are less than the current estimate of future losses and expenses (including any unamortized PVFP), a charge to income is recorded for additional PVFP amortization. For the years ended December 31, 2009, 2008 and 2007, no charges to income were recorded as a result of the PVFP recoverability testing.

Other Intangible Assets. The Company amortizes the costs of other intangibles over their estimated useful lives unless such lives are deemed indefinite. Amortizable intangible assets are tested for impairment at least annually based on undiscounted cash flows, which requires the use of estimates and judgment, and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested at least annually for impairment and written down to fair value as required. For the years ended December 31, 2009, 2008 and 2007, no charges were recorded as a result of impairment testing.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2009, 2008 and 2007

j) Reinsurance

Premium revenue, benefits and acquisition and operating expenses are reported net of the amounts relating to reinsurance ceded to and assumed from other companies. Amounts due from reinsurers for incurred and estimated future claims are reflected in the reinsurance recoverable asset. The cost of reinsurance is recognized as an expense (presented in net premium) in accordance with the expected pattern of reinsurance recoveries.

k) Losses and Loss Adjustment Expenses

The reserve for losses and loss adjustment expenses represents the amount needed to provide for the estimated ultimate cost of settling claims relating to insured events that have occurred on or before the end of the respective reporting period. The estimated liability includes requirements for future payments of: (a) claims that have been reported to the Company; (b) claims related to insured events that have occurred but that have not been reported to the Company as of the date the liability is estimated; (c) non-reinsurance recoveries such as subrogation; and (d) claim adjustment expenses. Claim adjustment expenses include costs incurred in the claim settlement process such as legal fees and costs to record, process and adjust claims.

Reserves for losses and loss adjustment expenses are based on notices of mortgage loan defaults and estimates of defaults that have been incurred but have not been reported by loan servicers, using assumptions of claim rates for loans in default and the average amount paid for loans that result in a claim. As is common accounting practice in the mortgage insurance industry and in accordance with U.S. GAAP, the Company begins to provide for the ultimate claim payment relating to a potential claim on a defaulted loan when the status of that loan first goes delinquent. Over time, as the status of the underlying delinquent loan moves toward foreclosure and the likelihood of the associated claim loss increases, the amount of the loss reserve associated with that potential claim may also increase.

Beginning in 2008, the Company performs a quarterly update of the Australian loss reserve factors. Prior to 2008, an annual update was performed in the fourth quarter of the year. The increase in loss and loss adjustment expenses for the years ended December 31, 2009, and 2008 was $13 million and $1 million, respectively. The update in 2007 did not result in a material increase in the reserve for losses.

The Company considers the liability for loss and loss adjustment expenses provided to be satisfactory to cover the losses that have occurred. The Company monitors actual experience, and where circumstances warrant, will revise its assumptions. The methods of determining such estimates and establishing the reserves are reviewed continuously and any adjustments are reflected in operations in the period in which they become known. Future developments may result in losses and loss expenses greater or less than the liability for policy and contract claims provided.

l) Unearned Premiums

For single premium insurance contracts, a portion of the revenue is recognized as premiums earned in the current period, while the remaining portion is deferred as unearned premiums and earned over time in accordance with the estimated expiration of risk. If single premium policies are cancelled and the premium is non-refundable, then the remaining unearned premium related to each cancelled policy is recognized in earned premiums upon notification of the cancellation. Estimation of risk expiration for the recognition of premium is inherently judgmental and is based on actuarial analysis of historical experience. The premium earnings recognition model is reviewed annually with any adjustments to the estimates reflected in current period income. As a result of the reviews conducted, there was an increase (decrease) in earned premiums, net of reinsurance, of $8 million, $12 million and $(6) million in 2009, 2008 and 2007, respectively.

m) Income Taxes

The deferred tax assets and/or liabilities are determined by multiplying the differences between the financial reporting and tax reporting bases for assets and liabilities by the enacted tax rates expected to be in effect when such differences are recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances on deferred tax assets are estimated based on the Company’s assessment of the realizability of such amounts.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2009, 2008 and 2007

Effective May 21, 2004, Genworth Mortgage was included in a consolidated Australian income tax return with its Australian parent company. Under the Australian tax consolidation system, the parent company will be liable for the current income tax liabilities of the group. Subsidiaries will be jointly and severally liable for the current income tax liabilities of the group where the head entity defaults, subject to the terms of a valid tax sharing agreement between the entities in the group. Assets and liabilities arising under the tax funding arrangement are recognized as amounts receivable from or payable to other entities in the group. The income tax provision in these financial statements was prepared as if the Company was a stand alone taxpayer.

n) Foreign Currency Translation

The local currency, the Australian dollar, is the functional currency for the Company. The determination of the functional currency is made based on the appropriate economic and management indicators. The financial statements have been translated into U.S. dollars at the exchange rates in effect at the consolidated balance sheet date (the “reporting currency”). Accordingly, assets and liabilities are translated into U.S. dollars at the exchange rates in effect as of the balance sheet date. Revenues and expenses are translated into U.S. dollars at the average rates of exchange prevailing during the period. Translation adjustments arising from this currency remeasurement were reported as a separate component of accumulated other comprehensive income (loss) included in the consolidated statements of changes in stockholder’s equity.

The exchange rate for translating the Australian dollar into the U.S. dollar as of December 31, 2009 and 2008 was $0.90 and $0.69, respectively. The average rate of exchange for converting the Australian dollar into the U.S. dollar for the years ended December 31, 2009 and 2008 was $0.79 and $0.85, respectively. These exchange rate fluctuations caused a favorable foreign currency translation adjustment of $321 million as of and for the year ended December 31, 2009 and an unfavorable foreign currency translation adjustment of $261 million as of and for the year ended December 31, 2008, which were reported in OCI in the consolidated statement of changes in stockholder’s equity.

Gains and losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables, are included in the consolidated statements of income.

o) Employee Benefit Plans

The superannuation plan is a defined contribution plan. All employees are entitled to varying levels of benefits on retirement, disability or death, based on accumulated employer contributions and investment earnings thereon. Contributions by the Company are, as a minimum, in accordance with the Australian Superannuation Guarantee Levy.

p) Leases

Operating lease payments for motor vehicles, equipment and buildings, where the lessors effectively retain substantially all the risks and benefits of ownership of the leased items, are included in the determination of the operating profit in equal installments over the lease term, as this represents the pattern of benefits derived from the leased assets.

q) Accounting Pronouncements

Recently Adopted

Fair Value Measurements and Disclosures - Measuring Liabilities At Fair Value

On October 1, 2009, the Company adopted new accounting guidance related to measuring liabilities at fair value. This accounting guidance clarified techniques for measuring the fair value of liabilities when quoted market prices for the identical liability are not available. The adoption of this new accounting guidance did not have a material impact on our consolidated financial statements.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2009, 2008 and 2007

Fair Value Measurements and Disclosures - Investments In Certain Entities That Calculate Net Asset Value Per Share

On October 1, 2009, the Company adopted new accounting guidance related to fair value measurements and disclosures that provided guidance on the fair value measurement in certain entities that calculate net asset value per share. The adoption of this new accounting guidance did not have a material impact on our consolidated financial statements.

The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles

On July 1, 2009, the Company adopted new accounting guidance related to the codification of accounting standards and the hierarchy of U.S. GAAP established by the Financial Accounting Standards Board (the “FASB”). This accounting guidance established two levels of U.S. GAAP, authoritative and non authoritative. The FASB Accounting Standards Codification (the “Codification”) is the source of authoritative, nongovernmental U.S. GAAP, except for rules and interpretive releases of the Securities and Exchange Commission, which are also sources of authoritative U.S. GAAP for SEC registrants. All other accounting literature is non authoritative. The adoption of this new accounting guidance did not have a material impact on the consolidated financial statements.

Subsequent Events

On June 30, 2009, the Company adopted new accounting guidance related to accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.

Recognition and Presentation of Other-Than-Temporary Impairments

On April 1, 2009, the Company adopted new accounting guidance related to the recognition and presentation of other-than-temporary impairments. This accounting guidance amended the other-than-temporary impairment guidance for debt securities and modified the presentation and disclosure requirements for other-than-temporary impairment disclosures for debt and equity securities. This accounting guidance also amended the requirement for management to positively assert the ability and intent to hold a debt security to recovery to determine whether an other-than-temporary impairment exists and replaced this provision with the assertion that the Company does not intend to sell or it is not more likely than not that it will be required to sell a security prior to recovery. Additionally, this accounting guidance modified the presentation of other-than-temporary impairments for certain debt securities to only present the impairment loss in net income (loss) that represents the credit loss associated with the other-than-temporary impairment with the remaining impairment loss being presented in OCI. On April 1, 2009, the Company recorded a net cumulative effect adjustment of $0.9 million to retained earnings with an offset to accumulated other comprehensive income (loss).

Interim Disclosures About Fair Value of Financial Instruments

On April 1, 2009, we adopted new accounting guidance related to interim disclosures about fair value of financial instruments. This accounting guidance amended the fair value disclosure requirements for certain financial instruments to require disclosures during interim reporting periods of publicly traded entities in addition to requiring them in annual financial statements. The adoption of this new accounting guidance did not have a material impact on our consolidated financial statements.

Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly

On April 1, 2009, the Company adopted new accounting guidance related to determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly. This accounting guidance provided additional guidance for determining fair value when the volume or level of activity for an asset or liability has significantly decreased and identified circumstances that indicate a transaction is not orderly. The adoption of this new accounting guidance did not have a material impact on the consolidated financial statements.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2009, 2008 and 2007

Fair Value Measurements of Certain Nonfinancial Assets and Liabilities

On January 1, 2009, we adopted new accounting guidance related to fair value measurements of certain nonfinancial assets and liabilities, such as impairment testing of goodwill and indefinite-lived intangible assets. The adoption of this new accounting guidance did not have a material impact on our consolidated financial statements.

Business Combinations

On January 1, 2009, the Company adopted new accounting guidance related to business combinations. This accounting guidance established principles and requirements for how an acquirer recognizes and measures certain items in a business combination, as well as disclosures about the nature and financial effects of a business combination. The adoption of this new accounting guidance did not have a material impact on the consolidated financial statements.

Noncontrolling Interests in Consolidated Financial Statements

On January 1, 2009, the Company adopted new accounting guidance related to noncontrolling interests in consolidated financial statements. This accounting guidance established accounting and reporting standards for noncontrolling interests in a subsidiary and for deconsolidation of a subsidiary. The adoption of this new accounting guidance did not have a material impact on the consolidated financial statements.

Determining Fair Value When A Market Is Not Active

On September 30, 2008, the Company adopted new accounting guidance related to determining the fair value of a financial asset when the market for that asset is not active. The accounting guidance provides guidance and clarification on how the Company’s internal assumptions, observable market information and market quotes are considered in inactive markets. The adoption of this new accounting guidance did not have a material impact on the consolidated financial statements.

Fair Value Measurements

On January 1, 2008, the Company adopted new accounting guidance related to fair value measurements. This accounting guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The adoption of this new accounting guidance did not have a material impact on the consolidated financial statements. Additionally, on January 1, 2008, the Company elected the partial adoption of this accounting guidance to allow an entity to delay the application until January 1, 2009 for certain non-financial assets and liabilities. Under the provisions of the accounting guidance, the Company will delay the application for fair value measurements used in the impairment testing of goodwill and indefinite-lived intangible assets and eligible non-financial assets and liabilities included within a business combination. The adoption of this new accounting guidance did not have a material impact on the consolidated financial statements.

Fair Value Option For Financial Assets and Financial Liabilities

On January 1, 2008, the Company adopted new accounting guidance related to the fair value option for financial assets and financial liabilities. This accounting guidance provides an option, on specified election dates, to report selected financial assets and liabilities, including insurance contracts, at fair value. Subsequent changes in fair value for designated items are reported in income in the current period. The adoption of this new accounting guidance did not impact the consolidated financial statements as no items were elected for measurement at fair value upon initial adoption. The Company will continue to evaluate eligible financial assets and liabilities on their election dates. Any future elections will be disclosed in accordance with the provisions outlined in the accounting guidance.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2009, 2008 and 2007

Amendment to Guidance For Offsetting of Amounts Related To Certain Contracts

On January 1, 2008, the Company adopted new accounting guidance for offsetting of amounts related to certain contracts. This accounting guidance allows fair value amounts recognized for collateral to be offset against fair value amounts recognized for derivative instruments that are executed with the same counterparty under certain circumstances. It also requires an entity to disclose the accounting policy decision to offset, or not to offset, fair value amounts. The Company does not, and has not previously, offset the fair value amounts recognized for derivatives with the amounts recognized as collateral.

Accounting For Uncertainty In Income Taxes

On January 1, 2007, the Company adopted new accounting guidance related to accounting for uncertainty in income taxes. This accounting guidance clarifies the criteria that must be satisfied to recognize the financial statement benefit of a position taken in the Company’s tax returns. The criteria for recognition in the consolidated financial statements require an affirmative determination that it is more likely than not, based on a tax position’s technical merits, that it is entitled to the benefit of that position.

The adoption of this new accounting guidance did not have a material impact on the consolidated financial statements.

Not Yet Adopted

In January 2010, the FASB issued new accounting guidance to require new disclosures and clarify existing disclosure requirements related to fair value. This accounting guidance will be effective for the Company on January 1, 2010 except for the new disclosure requirements about purchases, sales, issuances, and settlements in the roll forward of Level 3 fair value measurements, which will be effective for the Company on January 1, 2011. The Company does not expect the adoption of this new accounting guidance to have a material impact on our consolidated financial statements.

In June 2009, the FASB issued new accounting guidance related to accounting for transfers of financial assets. This accounting guidance amends the current guidance on transfers of financial assets by eliminating the qualifying special-purpose entity concept, providing certain conditions that must be met to qualify for sale accounting, changing the amount of gain or loss recognized on certain transfers and requiring additional disclosures. This accounting guidance will be effective for the Company on January 1, 2010 and shall apply to transfers that occur on or after the effective date. The adoption of this accounting guidance is not expected to have a material impact on the consolidated financial statements. However, the elimination of the qualifying special purpose entity concept requires these entities be considered for consolidation as a result of the new guidance related to VIEs as discussed below.

In June 2009, the FASB issued new accounting guidance that provides guidance for determining which enterprise, if any, has a controlling financial interest in a VIE and requires additional disclosures about involvement in variable interest entities (“VIEs”). The approach for determining the primary beneficiary of a VIE focuses on identifying which enterprise has the power to direct the activities of a VIE that most significantly impacts the VIE’s economic performance and the obligation to absorb losses or receive benefits from the VIE. This accounting guidance will be effective for the Company on January 1, 2010. The Company does not expect the adoption of this new accounting guidance to have a material impact on the consolidated financial statements.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2009, 2008 and 2007

(3) Investments

(a) Net Investment Income

Sources of net investment income were as follows for the years ended December 31:

(U.S. dollar amounts in thousands)	2009	2008	2007
Fixed maturity securities	$114,231	$114,283	$110,749
Cash and cash equivalents	13,295	27,036	8,284

Gross investment income before expenses and fees	127,526	141,319	119,033
Expenses and fees	(2,590)	(2,665)	(2,847)

Net investment income	$124,936	$138,654	$116,186

(b) Net Investment Gains (Losses)

The following table sets forth net investment gains (losses) for the years ended December 31:

(U.S. dollar amounts in thousands)	2009	2008	2007
Available-for-sale investment securities:
Realized gains on sale	$6,248	$2,172	$828
Realized losses on sale	(4,397)	(2,916)	(869)
Impairments
Total other-than-temporary impairments	—	(4,779)	(920)
Portion of other-than-temporary impairments included in OCI	—	—	—

Net other-than-temporary impairments	—	(4,779)	(920)

Net investment gains (losses)	$1,851	$(5,523)	$(961)

(c) Unrealized Investment Gains (Losses)

Net unrealized gains and losses on investment securities classified as available-for-sale are reduced by deferred income taxes that would have resulted had such gains and losses been realized. Net unrealized gains and losses on available-for-sale investment securities reflected as a separate component of accumulated other comprehensive income (loss) were as follows as of December 31:

(U.S. dollar amounts in thousands)	2009	2008	2007
Net unrealized gains (losses) on available-for-sale investment securities:
Fixed maturity securities	$5,181	$38,398	$(54,132)
Deferred income taxes	(1,554)	(11,526)	16,668

Net unrealized investment gains (losses)	$3,627	$26,872	$(37,464)

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2009, 2008 and 2007

The change in net unrealized gains (losses) on available-for-sale investment securities reported in accumulated other comprehensive income (loss) was as follows for the years ended December 31:

(U.S. dollar amounts in thousands)	2009	2008	2007
Beginning balance	$26,872	$(37,464)	$(11,405)
Cumulative effect of change in accounting	(865)	—	—
Activity during the period:
Unrealized gains (losses) on investment securities	(30,501)	87,007	(38,789)
Provision for deferred taxes	9,417	(26,537)	12,057

Change in unrealized gains (losses)	(21,949)	60,470	(26,732)
Reclassification adjustments to net investment gains (losses), net of taxes of $555, $(1,657) and $(288)	(1,296)	3,866	673

Ending balance	$3,627	$26,872	$(37,464)

(d) Fixed Maturity Securities

As of December 31, 2009, the amortized cost or cost, gross unrealized gains and losses and estimated fair value of the fixed maturity securities classified as available-for-sale were as follows:

		Gross unrealized gains on securities		Gross unrealized losses on securities
(U.S. dollar amounts in thousands)	Amortized cost or cost	Not other-than- temporarily impaired	Other-than- temporarily impaired	Not other-than- temporarily impaired	Other-than- temporarily impaired	Fair value
Fixed maturity securities:
Government—non-U.S.	$272,595	$2,469	$—	$(2,173)	$—	$272,891
Corporate—U.S.	121,390	415	—	(466)	—	121,339
Corporate—non-U.S	2,030,869	20,826	—	(15,890)	—	2,035,805

Total available-for- sale securities	$2,424,854	$23,710	$—	$(18,529)	$—	$2,430,035

As of December 31, 2008, the amortized cost or cost, gross unrealized gains and losses and estimated fair value of the fixed maturity securities classified as available-for-sale were as follows:

(U.S. dollar amounts in thousands)	Amortized cost or cost	Gross unrealized gains	Gross unrealized losses	Fair value
Fixed maturity securities:
Government—non-U.S.	$66,972	$6,416	$—	$73,388
Corporate—U.S.	136,121	67	(4,837)	131,351
Corporate—non-U.S.(1)	1,204,311	43,307	(6,555)	1,241,063

Total available-for-sale securities(1)	$1,407,404	$49,790	$(11,392)	$1,445,802

(1)	Amounts have been revised to exclude short-term investments.

For fixed maturity securities, an impairment charge is recognized in income in the period in which the Company determines that it does not expect either to collect principal and interest in accordance with the contractual terms of the instruments or to recover based upon underlying collateral values, considering events such as a payment default, bankruptcy or disclosure of fraud. Impairment charges are measured as the difference between the amortized cost of a security and its fair value until April 1, 2009. After April 1, 2009, impairment charges are measured as the difference between the amortized cost of a security and its fair value attributable to credit loss.

The Company generally intends to hold securities in unrealized loss positions until they recover. As of December 31, 2009 the Company assessed the likelihood of the investment to be sold as part of the impairment review. However, from time to time, the intent on an individual security may change,

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2009, 2008 and 2007

based upon market or other unforeseen developments. In such instances, the Company sells securities in the ordinary course of managing its portfolio to meet diversification, yield and liquidity requirements. If a loss is recognized from a sale subsequent to a balance sheet date due to these unexpected developments, the loss is recognized in the period in which the intent to hold the securities to recovery no longer exists.

The aggregate fair value of securities sold at a loss during the years ended December 31, 2009, 2008 and 2007 was $29 million, $141 million and $152 million, respectively, which was approximately 87%, 98% and 99%, respectively, of book value.

The following table presents the gross unrealized losses and estimated fair values of investment securities, aggregated by investment type and length of time that individual investment securities were in a continuous unrealized loss position, as of December 31, 2009:

	Less Than 12 Months			12 Months or More
(U.S. dollar amounts in thousands)	Fair value	Gross unrealized losses	Number of securities	Fair value	Gross unrealized losses	Number of securities
Description of Securities
Fixed maturity securities:
Government—non-U.S.	$137,755	$(2,173)	7	$—	$—	—
Corporate—U.S	—	—	—	21,937	(466)	4
Corporate—non-U.S.	777,557	(13,441)	59	75,754	(2,449)	15

Total for securities in an unrealized loss position	$915,312	$(15,614)	66	$97,691	$(2,915)	19

% Below cost—fixed maturity securities:
<20% Below cost	$915,312	$(15,614)	66	$97,691	$(2,915)	19
20-50% Below cost	—	—	—	—	—	—
>50% Below cost	—	—	—	—	—	—

Total for securities in an unrealized loss position	$915,312	$(15,614)	66	$97,691	$(2,915)	19

Investment grade	$915,312	$(15,614)	66	$97,691	$(2,915)	19
Below investment grade	—	—	—	—	—	—

Total for securities in an unrealized loss position	$915,312	$(15,614)	66	$97,691	$(2,915)	19

The investment securities in an unrealized loss position as of December 31, 2009 consisted of 85 securities accounting for unrealized losses of $19 million. Of these unrealized losses, all were investment grade (rated “AAA” through “BBB-” ) and less than 20% below cost. The amount of the unrealized loss on these securities was primarily attributable to increased interest spreads.

As of December 31, 2009, the Company expects these investments to continue to perform in accordance with their original contractual terms, and the Company has the intent to hold these securities and the Company assessed that it is not more-likely-than-not that the Company will be required to sell the security prior to recovery of the fair value up to the cost of investment, which may be maturity. Accordingly, the Company does not consider these investments to be other-than-temporarily impaired as of December 31, 2009. However, from time to time, the Company may sell securities in the ordinary course of managing our portfolio to meet diversification, credit quality, yield enhancement, asset-liability management and liquidity requirements.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2009, 2008 and 2007

The following table presents the gross unrealized losses and fair values of investment securities, aggregated by investment type and length of time that individual investment securities were in a continuous unrealized loss position, as of December 31, 2008:

	Less Than 12 Months			12 Months or more
(U.S. dollar amounts in thousands)	Fair value	Gross unrealized losses	Number of securities	Fair value	Gross unrealized losses	Number of securities
Description of Securities
Fixed maturity securities:
Corporate— U.S.	$3,563	$(202)	1	$110,463	$(4,635)	14
Corporate—non-U.S.	41,842	(1,342))	11	179,206	(5,213)	28

Total for securities in an unrealized loss position	$45,405	$(1,544)	12	$289,669	$(9,848)	42

% Below cost—fixed maturity securities:
<20% Below cost	$43,002	$(672)	11	$288,107	$(9,216)	41
20-50% Below cost	2,403	(872)	1	1,562	(632)	1
>50% Below cost	—	—	—	—	—	—

Total for securities in an unrealized loss position	$45,405	$(1,544)	12	$289,669	$(9,848)	42

Investment grade	$45,405	$(1,544)	12	$289,669	$(9,848)	42
Below investment grade	—	—	—	—	—	—

Total for securities in an unrealized loss position	$45,405	$(1,544)	12	$289,669	$(9,848)	42

The scheduled maturity distribution of fixed maturity securities as of December 31, 2009 is set forth below. Actual maturities may differ from contractual maturities because issuers of securities may have the right to call or prepay obligations with or without call or prepayment penalties.

(U.S. dollar amounts in thousands)	Amortized cost or cost	Fair value
Due one year or less	$471,102	$474,111
Due after one year through five years	1,796,879	1,798,760
Due after five years through ten years	156,873	157,164

Total	$2,424,854	$2,430,035

As of December 31, 2009, $145 million of investments were subject to certain call provisions. Typically, call provisions provide the issuer the ability to redeem a security, prior to its stated maturity, at or above par.

(e) Investment Concentrations

As of December 31, 2009, securities issued by finance and insurance industry groups and foreign state government represented approximately 43% and 42%, respectively, of the corporate fixed maturity securities portfolio held by the Company.

As of December 31, 2009, the Company held $429 million in corporate fixed maturity securities issued by the New South Wales Treasury Corporation, which comprised 28% of total stockholder’s equity. Additionally, the Company held $315 million in corporate fixed maturity securities issued by Queensland Treasury Corp and $193 million in corporate fixed maturity securities issued by Westpac Banking Corporation, which comprised 21% and 13% of total stockholder’s equity, respectively. No other single issuer exceeded 10% of total stockholder’s equity.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2009, 2008 and 2007

(4) Fair Value Measurements

Recurring Fair Value Measurements

The Company holds fixed maturity securities which are carried at fair value. The vast majority of the fixed maturity securities use Level 2 inputs for the determination of fair value. These fair values are obtained primarily from industry-standard pricing methodologies based on market observable information. The Company also utilizes internally developed pricing models to produce estimates of fair value primarily utilizing Level 2 inputs along with certain Level 3 inputs. The internally developed models include matrix pricing where the Company discounts expected cash flows utilizing market interest rates obtained from market sources based on the credit quality and duration of the instrument to determine fair value. For securities that may not be reliably priced using internally developed pricing models, the Company estimates fair value using indicative market prices. These prices are indicative of an exit price, but the assumptions used to establish the fair value may not be observable, or corroborated by market observable information, and represent Level 3 inputs.

The following tables set forth the assets that are measured at fair value on a recurring basis as of December 31:

	2009
(U.S. dollar amounts in thousands)	Total	Level 1	Level 2	Level 3
Assets
Investments:
Fixed maturity securities:
Government—non-U.S.	$272,891	$—	$272,113	$778
U.S. corporate	121,339	—	121,339	—
Corporate—non-U.S.	2,035,805	—	2,034,443	1,362

Total fixed maturity securities	$2,430,035	$—	$2,427,895	$2,140

	2008
(U.S. dollar amounts in thousands)	Total	Level 1	Level 2	Level 3
Assets
Investments:
Fixed maturity securities:
Government—non-U.S.	$73,388	$—	$73,388	$—
U.S. corporate	131,351	—	131,351	—
Corporate—non-U.S.	1,241,063	—	1,241,063	—

Total fixed maturity securities	$1,445,802	$—	$1,445,802	$—

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2009, 2008 and 2007

The following table presents additional information about assets measured at fair value on a recurring basis and for which the Company has utilized significant unobservable (Level 3) inputs to determine fair value as of or for the dates indicated:

		Total realized and unrealized gains (losses)
(U.S. dollar amounts in thousands)	Beginning balance as of January 1, 2009	Included in net income	Included in OCI	Purchases, sales issuances and settlements, net	Transfer in Level 3	Transfer out of Level 3	Ending balance as of December 31, 2009	Total gains (losses) included in net income attributable to assets still held
Fixed maturity securities:
Government—non-U.S.	$—	$—	$156	$—	$622	$—	$778	$—
Corporate—non-U.S.	—	12	(166)	(2,000)	3,516	—	1,362	3

Total Level 3 assets	$—	$12	$(10)	$(2,000)	$4,138	$—	$2,140	$3

Realized and unrealized gains (losses) on Level 3 assets and liabilities are primarily reported in either net investment gains (losses) within the consolidated statements of income or OCI within stockholder’s equity based on the appropriate accounting treatment for the instrument.

Purchases, sales, issuances and settlements, net, represent the activity that occurred during the period that results in a change of the asset or liability but does not represent changes in fair value for the instruments held at the beginning of the period.

The amount presented for unrealized gains (losses) for assets still held as of the reporting date primarily represents accretion on certain fixed maturity securities which were recorded in net investment gains (losses).

(5) Deferred Acquisition Costs

Activity impacting deferred acquisition costs for the years ended December 31:

(U.S. dollar amounts in thousands)	2009	2008	2007
Balance as of January 1	$58,141	$62,606	$37,929
Impact of foreign currency translation	19,144	(14,576)	4,950
Costs deferred	39,567	33,152	35,897
Amortization	(24,496)	(23,041)	(16,170)

Balance as of December 31	$92,356	$58,141	$62,606

(6) Goodwill

There were no additions or impairments to goodwill during the years ending December 31, 2009, 2008 and 2007. The movement in goodwill during the year ended December 31, 2009 arises from adjustments for foreign currency translation.

(7) Reinsurance

The Company has assumed mortgage insurance business from Westpac Lenders Mortgage Insurance Company and St George Insurance Australia. The contracts provide reinsurance on the basis of a 30% quota share.

The Company is party to excess of loss reinsurance contracts with Genworth Mortgage Insurance Corporation and Viking Insurance Company Limited, both affiliated companies. The contracts provide for the recoverability of losses in excess of an annually determined limit that is based on the Company’s net earned premiums.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2009, 2008 and 2007

The Company is party to an excess of loss reinsurance contract with Scotia Insurance (Barbados) Limited. The contract provides for the recoverability of losses in excess of the Company’s retention with a pre-determined aggregate limit of liability.

The Company utilizes reinsurance as a risk management tool, but recognizes that reinsurance contracts do not relieve it from its obligations to policyholders. In the event that the reinsurers are unable to meet their obligations, the Company remains liable for the reinsured claims. The Company monitors both the financial condition of individual reinsurers and risk concentrations arising from similar geographic regions, activities and economic characteristics of reinsurers to lessen the risk of default by such reinsurers. Other than with Genworth Mortgage Insurance Corporation and Viking Insurance Company Limited, the Company does not have significant concentrations of reinsurance with any one reinsurer that could have a material impact on its results of operations.

The following table sets forth the effects of reinsurance on premiums written and earned for the years ended December 31:

(U.S. dollar amounts in thousands)	2009	2008	2007
Written premiums:
Direct	$382,096	$369,291	$440,116
Assumed	60,040	18,843	18,785
Ceded	(50,275)	(54,889)	(42,109)

Net premiums written	$391,861	$333,245	$416,792

Premiums earned:
Direct	$341,404	$356,562	$312,488
Assumed	21,450	13,434	12,703
Ceded	(57,724)	(55,574)	(44,744)

Net premiums earned	$305,130	$314,422	$280,447

Percentage of amount assumed to net	7.0%	4.3%	4.5%

Losses and loss adjustment expenses:
Direct	$153,144	$139,561	$131,902
Assumed	3,408	2,096	1,939

Net losses and loss adjustment expenses	$156,552	$141,657	$133,841

Reinsurance recoveries are recognized as a reduction of losses and loss adjustment expenses. There were no amounts recognized during 2009, 2008 and 2007 related to reinsurance recoveries.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2009, 2008 and 2007

(8) Reserve for Losses and Loss Adjustment Expenses

The following table sets forth changes in the reserve for losses and loss adjustment expenses for the years ended December 31:

(U.S. dollar amounts in thousands)	2009	2008	2007
Balance as of January 1	$137,522	$155,190	$105,333

Incurred related to insured events of:
Current year	125,053	110,684	117,594
Prior years	31,499	30,973	16,247

Total incurred	156,552	141,657	133,841

Paid related to insured events of:
Current year	(2,629)	(6,412)	(14,832)
Prior years	(134,822)	(120,462)	(83,606)

Total paid	(137,451)	(126,874)	(98,438)

Impact of foreign currency translation	45,336	(32,451)	14,454

Balance as of December 31	$201,959	$137,522	$155,190

The increase in incurred losses related to prior years was primarily attributable to strengthening of reserves as a result of less favorable loss trends experienced during the year. These trends were related to an increase in the number and aging of delinquencies. This was due to worse economic conditions during 2008 and 2009 relative to 2007.

(9) Unearned Premiums

Activity impacting unearned premiums for the years ended December 31:

(U.S. dollar amounts in thousands)	2009	2008	2007
Balance as of January 1	$732,132	$905,766	$687,466
Impact of foreign currency translation	225,331	(191,772)	84,590
Gross written premiums	442,136	388,134	458,901
Gross earned premiums	(362,854)	(369,996)	(325,191)

Balance as of December 31	$1,036,745	$732,132	$905,766

The Company recognizes premiums over a period of nine years, being the estimated period of risk emergence. Most are recognized between one and four years from issue date. The recognition of earned premiums for the mortgage insurance business involves significant estimates and assumptions as to future loss development and policy cancellations. These assumptions are based on the historical experience and the expectations of future performance, which are highly dependent on assumptions as to long-term macroeconomic conditions including interest rates, home price changes and the rate of unemployment.

(10) Employee Benefit Plans

It is compulsory for superannuation contributions to be made by the Company to a regulated and complying superannuation fund for all Australian employees. These superannuation funds are defined contribution plans. The minimum required contribution paid by the Company was 9% of each employee’s salary in 2009, 2008 and 2007. Employees may elect to pay additional contributions out of their salary. The Company has made superannuation payments on behalf of its employees of $2 million in each of the years ended 2009, 2008 and 2007.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2009, 2008 and 2007

(11) Income Taxes

The total provision for income taxes was as follows for the years ended December 31:

(U.S. dollar amounts in thousands)	2009	2008	2007
Current	$61,104	$70,157	$62,147
Deferred	4,168	(1,304)	(1,157)

Total provision for income taxes	$65,272	$68,853	$60,990

The reconciliation of the federal statutory tax rate to the effective income tax rate was as follows for the years ended December 31:

	2009	2008	2007
Australian income tax rate	30.0%	30.0%	30.0%
Increase (reduction) in rate resulting from:
Valuation allowance against branch losses	3.0	—	—
Local tax non-deductible items	—	—	0.4
Adjustment to prior year provision	(0.1)	—	0.5
Other, net	0.2	0.9	0.9

Effective rate	33.1%	30.9%	31.8%

The components of the net deferred income tax liability were as follows as of December 31:

(U.S. dollar amounts in thousands)	2009	2008
Assets:
Reserve for loss adjustment expenses	$3,640	$1,770
Investment impairments	—	210
Accrued expenses	2,101	1,321
Branch operating loss carryforward	5,471	—
Other assets	6,072	3,737

Gross deferred income tax assets	17,284	7,038
Valuation allowance	(6,133)	—

Total deferred income tax assets	11,151	7,038

Liabilities:
Net unrealized gains on investment securities	1,554	11,526
Accrued investment income	10,307	6,201
Other liabilities	4,169	—

Total deferred income tax liabilities	16,030	17,727

Net deferred income liability	$(4,879)	$(10,689)

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax assets and liabilities, projected future taxable income, and tax planning strategies in making this assessment.

As of December 31, 2009, the Company has recognized a valuation allowance of $5 million against the value of the operating loss carryforward derived by the New Zealand branch during the year ended December 31, 2009. An additional valuation allowance of $1 million has been recognized against the value of other branch deferred tax assets where the company has judged it more likely than not that those deferred tax assets will not be realized in future years. There was no valuation allowance required in 2008. Tax losses in New Zealand will be available to offset any future taxable income generated by the branch.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2009, 2008 and 2007

All but an insignificant amount of income before income taxes and related provision for income tax comes from domestic sources.

As of December 31, 2009 and 2008, the Company has no unrecognized tax benefits and does not expect that the amount of unrecognized tax benefits will change significantly within the next twelve months. The consolidated balance sheet includes no amounts for interest or penalties related to unrecognized tax benefits, and no such amounts were recognized as components of the provision for income taxes.

The parent company files Australian income tax returns and is not currently under examination by the Australian Taxation Office. The Company is no longer subject to examination for tax years prior to 2005.

The Company made tax payments for the year directly to the Australian Tax Office as they became due. The Company utilized the tax benefits of the tax losses from its parent company under the tax consolidation system (refer Note 2(m)) of $15 million and $27 million for 2009 and 2008, respectively, and has recognized an intercompany liability of $9 million in respect of income tax while a member of the Genworth Australia tax consolidated group (refer to Note 2(m)).

(12) Related Party Transactions

The Company recorded an amount for an allocated share of Genworth’s corporate overhead for certain services. They included allocations of costs for public relations, investor relations and internal audit services for the amount of $16 million, $23 million and $15 million for the years ended December 31, 2009, 2008 and 2007, respectively. Some costs have not been specifically billed to the Company and have been treated as a contribution of capital, where the debt was not settled. This contribution of capital amounted to $15 million, $6 million, $10 million in 2009, 2008 and 2007, respectively.

The Company also recorded expenses associated with Genworth stock options and restricted stock unit grants in the amount of $1 million for each of the years ended December 31, 2009, 2008 and 2007.

The Company has reinsurance arrangements with Genworth Mortgage Insurance Corporation and Viking Insurance Company Limited, both affiliates. The reinsurance premiums amounted to $58 million, $55 million, and $42 million in 2009, 2008 and 2007, respectively.

The Company was included in a consolidated Australian income tax return of Genworth Mortgage and was subject to a tax-sharing arrangement that allocates tax on a separate company basis and provides benefit for current utilization of losses and credits. See note 11 for additional disclosures.

The Company paid ordinary dividends of $59 million to its parent company, Genworth Financial Mortgage Insurance Holdings Pty Limited, in 2007. There were no dividends paid in 2009 or 2008.

The Company issued shares of $36 million to its parent company, Genworth Financial Mortgage Insurance Holdings Pty Limited, on July 31, 2009 for the settlement of intercompany tax liability.

(13) Supplemental Cash Flow Information

Net cash paid for taxes was $31 million, $40 million and $60 million for the years ended December 31, 2009, 2008 and 2007, respectively. Corporate overhead allocations of $15 million, $6 million and $10 million, which were not settled, have been treated as capital contributions in 2009, 2008 and 2007, respectively. Intercompany tax balances of $36 million which were not settled have been treated as capital contributions in 2009. For further discussion, refer to note 12.

Genworth Financial Mortgage Insurance Pty Limited

Notes to Consolidated Financial Statements

Years Ended December 31, 2009, 2008 and 2007

(14) Securitization Entities

Part of the Company’s product offering includes portfolio credit enhancement policies to Australian regulated lenders that have originated housing loans for securitization in the Australian, European and U.S. markets. Portfolio mortgage insurance serves as an important form of credit enhancement for the Australian securitization market and the Company’s portfolio credit enhancement coverage is generally purchased for low loan-to-value, seasoned loans written by regulated institutions.

As of December 31, 2009 and 2008, the Company had a maximum exposure to loss from the provision of portfolio credit enhancement to securitization trusts sponsored by third parties of $177 million and $149 million, respectively. The exchange rate for calculating the maximum exposure to loss of translating the Australian dollar into the U.S. dollar as of December 31, 2009 and 2008 was $0.90 and $0.69, respectively. This exposure is calculated based on the expectation of a 1 in 250 year event. The Company has applied the Australian Prudential Regulation Authority (“APRA”) stress scenario to calculate this exposure. The Company holds sufficient capital resources to meet this obligation were it to occur.

(15) Statutory Accounting

Genworth Mortgage prepares financial statements for its regulator, APRA, in accordance with the accounting practices prescribed by the regulator, which is a comprehensive basis of accounting other than U.S. GAAP. The main differences were as follows:

•	Premium is recognized on a cash receipts basis.

•	Deferred acquisition costs are not recognized with all costs expensed.

•	A premium liability is recognized representing the unexpired risk portion of insurance policies written. The premium liability is valued as the present value of the expected future claim payments.

•	Loss and loss adjustment expense reserves include a prudential margin and are discounted to present value.

The Company’s APRA net income after tax, capital base, minimum capital requirement and solvency ratio were as follows as of and for the years ended December 31:

(U.S. dollar amounts in thousands)	2009	2008
APRA net income after tax	$132,449	$153,009

APRA capital base	$1,794,029	$1,248,772
APRA minimum capital requirement	$1,368,170	$915,054
APRA solvency ratio	1.31	1.37

The above APRA net income after tax, capital base, minimum capital requirement and solvency ratio are the combined amounts of Genworth Financial Mortgage Insurance Pty Limited and its wholly-owned subsidiary, Genworth Financial Mortgage Indemnity Limited.

Under the prudential regulation framework in Australia, mortgage insurers are required to establish a catastrophic risk charge defined as a 1 in 250 year event. APRA specifies a formula to quantify this event. The Company is required to maintain adequate capital to fund this charge, in addition to normal insurance liabilities, by ensuring that its capital base exceeds its minimum capital requirement at all times.

The Company’s ability to pay dividends to Genworth Financial Mortgage Insurance Holdings Pty Limited is restricted to the extent the payment of dividends exceeds current year income. Any dividend above this level requires prior approval from APRA. In addition, any dividend payment must result in the Company continuing to meet the APRA minimum capital requirement.